Item 77C - The Central Europe and Russia Fund, Inc.

Registrant incorporates by reference the Proxy Statement for The Central Europe and Russia Fund, Inc., filed on May 15, 2012 (SEC Accession No. 0001193125-12-239720).

The Annual Meeting of Stockholders of The Central Europe and Russia Fund, Inc. was held on June 27, 2012. At the close of business on May 11, 2012, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 13,481,302 shares of the Fund’s common stock, each share being entitled to one vote, constituting all of the Fund’s outstanding voting securities. At the Meeting, the holders of 12,511,365 shares of the Fund’s common stock were represented in person or by proxy, constituting a quorum. At the Meeting, the following matters were voted upon by the stockholders. The resulting votes are presented below:

1. To elect three Class III Directors to serve for a term of three years and until their successors are elected and qualify.

Number of Votes
                    For                                Withheld

Dr. Franz Wilhelm Hopp                                                    11,734,188                      777,177

Mr. Christian H. Strenger                                                  11,755,924                      755,441

Mr. Joachim Wagner                                                         11,747,724                      763,641

2. To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP, an independent public accounting firm, as independent auditors for the fiscal year ending October 31, 2012.

Number of Votes

For                                   Against                      Abstain

12,426,352                       41,530                         43,479

3. If properly presented at the Meeting, to consider and vote on a stockholder proposal to ask the Board of Directors to take the steps necessary to adopt an interval fund structure, whereby the Fund would conduct periodic tender offers at least semiannually for at least 10% of currently outstanding common shares at a price of at least 98% of net asset value.

Number of Votes

For                                    Against                        Abstain

5,995,620                          3,611,691                      44,938